EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Six Months Ended
	Year Ended December 31,										June 30,
	2013		2014		2015		2016		2017		2017		2018

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$159,871		$223,373		$162,066		$146,644		$216,105		$167,658		$167,090
Add:
Gain on Sale of Real Estate (1)	1,847		10,512		1,059		2,310		1,565		1,563		—
Fixed Charges	335,637		345,781		344,606		417,774		470,376		234,091		259,972
	$497,355		$579,666		$507,731		$566,728		$688,046		$403,312		$427,062

Fixed Charges:
Interest Expense, Net	$254,174		$260,717		$263,871		$310,662		$353,575		$176,021		$199,733
Interest Portion of Rent Expense	81,463		85,064		80,735		107,112		116,801		58,070		60,239
	$335,637		$345,781		$344,606		$417,774		$470,376		$234,091		$259,972

Ratio of Earnings to Fixed Charges	1.5	x	1.7	x	1.5	x	1.4	x	1.5	x	1.7	x	1.6	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2013, 2014, 2015, 2016 and 2017 and for the six months ended June 30, 2017 and 2018 was $430, $2,205, $209, $130, $0, $0 and $0, respectively.